Exhibit 99.1

 Nanosphere Announces Record Q1 2015 Results, New and Expanded Debt Facility, $4.4 Million At The Market Registered Direct Offering and Next Generation Verigene System Progress
Corporate Highlights:

•	Record Q1 revenues of $4.6 million confirming full year guidance

•	New and Expanded Debt Facility

•	Pricing of $4.4 million at the market registered direct offering

•	Next Generation Verigene System progress

NORTHBROOK, IL - May 11, 2015 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial and operating results for the first quarter ended March 31, 2015 and other recent developments.
Nanosphere achieved record revenues for the first quarter of $4.6 million compared to $3.3 million in the first quarter 2014. This 41% year-over-year revenue growth was driven by U.S. based microbiology laboratories’ continued adoption of our Gram Positive (BCGP) and Gram Negative (BCGN) blood culture tests, which grew more than 100% over the first quarter of 2014.
“We are pleased to report continued adoption of our Verigene system and its expanding menu though our U.S. customer base. In addition, we have made significant progress on our next generation Verigene system. This system will utilize our proven chemistry in a best-in-class fully automated design that will optimize footprint and user interface and increase throughput. This new system will ensure and extend our leadership position as the microbiology market continues to convert to rapid, accurate and clinically actionable panels that can improve both patient outcomes and healthcare economics,” said Michael McGarrity, Nanosphere’s president and chief executive officer. “The remainder of 2015 will be spent advancing the significant progress made to date and preparing for clinical trials targeted to commence by year-end.”

Gross margins increased to 46% in the first quarter of 2015 from 38% in the first quarter of 2014, driven by consumable cost reductions, coupled with lower royalty expenses due to the expiration of certain agreements. Sales, general and administrative expenses in the first quarter of 2015 decreased to $5.2 million from $5.6 million in the prior year period, and research and development expenses decreased to $3.6 million in the first quarter of 2015, as compared to $5.2 million in the first quarter of 2014 due to reduced staffing and clinical trial expenses.
Net loss for the first three months of 2015 was $7.5 million, as compared to $10.0 million in the first quarter of 2014.

Cash at March 31, 2015 was $14.2 million. Cash used in operations for the quarter ended March 31, 2015 was $5.6 million, as compared to $8.4 million for the same period in 2014 due to a lower net operating loss.
Nanosphere also announced today that it has entered into a definitive agreement with a dedicated healthcare institutional investor in a registered direct offering for $4,400,000 of convertible preferred stock (which are convertible into a total of 1,168,659 shares of common stock at a conversion price of $3.765) and warrants to purchase shares of common stock exercisable for up to 1,168,659 additional shares of common stock, in the aggregate. The warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. The preferred stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. The preferred stock has a limitation on conversion into common stock to preclude the holder from acquiring beneficial ownership of more than 4.99% of our outstanding common stock, which may be increased to 9.99% in certain circumstances.

The Company intends to use the proceeds of the offering for general corporate purposes and working capital.

The closing of the offering is expected to take place on or about May 14, 2015, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with this offering.

The shares of convertible preferred stock described above are being offered by the Company pursuant to a prospectus supplement to the Company’s shelf registration statement on Form S-3 (File No. 333-183916) which became effective on November 5, 2012. The warrants described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), will be issued in a concurrent private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to the convertible preferred stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website athttp://www.sec.gov, or from H.C. Wainwright & Co., LLC by e-mailing placements@hcwco.com.
In addition, on May 7, 2015, Nanosphere entered into a commitment letter that provides for a new $30 million debt facility with NSPH Funding, LLC, an affiliate of Life Sciences Alternative Funding, LLC ("LSAF"), and SWK Funding, LLC ("SWK"). Nanosphere expects to enter into the loan documents and draw down $20 million from this new debt facility at an initial closing expected to occur on or before May 22, 2015. The new lenders’ commitment is subject to the receipt by Nanosphere of at least $4 million in net proceeds from an equity financing prior to the closing of the first $20 million tranche of the loan, which will be satisfied upon the closing of the registered direct offering that Nanosphere announced today, and satisfaction of certain other conditions precedent customary for senior secured loan facilities of this type. Concurrent with the closing of the initial $20 million tranche of this new debt facility, Nanosphere intends to terminate its existing debt facility with Silicon Valley Bank and Oxford Finance, LLC and repay approximately $8.9 million in full satisfaction of all liabilities and obligations to Silicon Valley Bank and Oxford Finance, LLC. Nanosphere intends to use the remaining proceeds of the new debt facility with LSAF and SWK for general corporate purposes and working capital, including the continued development of Nanosphere’s next generation Verigene system. Terms of the new debt facility will be described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 expected to be filed with the SEC on or about May 12, 2015.

Mr. McGarrity stated “We expect that this new facility and relationship with Life Sciences Alternative Funding and SWK and the proceeds from the equity offering we announced today will provide us with additional capital and balance sheet leverage to drive revenue growth, gross margin improvement and new product development.”

Conference Call & Webcast
Tuesday, May 12, 2015 @ 8:30am Eastern Time/5:30am Pacific Time

Domestic:	888-299-7209
International:	719-325-2448
Passcode:	1277819
Webcast:	www.nanosphere.us
Replays – Available through May 26, 2015
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	1277819
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Ann Wallin
Interim Chief Financial Officer
Nanosphere, Inc.
847-400-9181
awallin@nanosphere.us

Michael Rice
Founding Partner
LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Month Periods Ended March 31,
	2015	2014
Revenue:
Product sales	$4,618	$3,283
Total revenue	4,618	3,283
Costs and Expenses:
Cost of sales	2,486	2,023
Research and development	3,640	5,221
Sales, general, and administrative	5,226	5,644
Restructuring costs	513	—
Total costs and expenses	11,865	12,888
Loss from operations	(7,247)	(9,605)
Other Income (Expense):
Interest expense	(287)	(368)
Interest income	1	3
Total other income/ (expense)	(286)	(365)
Net Loss and Comprehensive Loss	$(7,533)	$(9,970)
Net loss per common share - basic and diluted	$(1.29)	$(2.60)
Weighted average number of common shares outstanding - basic and diluted	5,842	3,836

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$14,224	$21,053
Accounts receivable - Net of allowance for doubtful accounts	3,383	4,292
Inventories	10,240	9,387
Other current assets	833	380
Total current assets	28,680	35,112
Property and equipment — net of accumulated depreciation	4,923	5,072
Intangible assets — net of accumulated amortization	1,998	2,080
Other assets	162	183
Total assets	$35,763	$42,447
Total liabilities	16,212	15,767
Total stockholders’ equity	19,551	26,680
Total liabilities and stockholders’ equity	$35,763	$42,447